EXHIBIT 99.1

            MusclePharm Reports Preliminary Third Quarter 2010 Results
                        (Wednesday, October 27, 2010)

          Anticipates 300% Revenue Growth to Approximately $1.4 Million

Third Quarter Gross Margins Expected to Grow to 34% Compared to Negative Margins in the Same Period of 2009

DENVER CO - October 28, 2010: MusclePharm(R) Corporation (OTCBB:MSLP), one of the fastest growing nutritional supplement companies in the United States, announced today their preliminary financial results for the third quarter ending September 30, 2010.

On a preliminary basis, the Company expects revenues for the third quarter of 2010 to be approximately $1.4 million, compared to revenues of $232,488 for the third quarter of 2009, and revenues of $468,109 for the second quarter of 2010. Gross Margin for the third quarter of 2010 is expected to be 34% or $480,000 compared to a negative gross margin of 6.5% or a loss of $15,139 in the third quarter of 2009. Gross margin for second quarter of 2010 was 22.8%, or $106,859.

The Company ended the third quarter of 2010 with $897,500 of notes payable. This is a decrease of 48% compared to notes payable of $1,737,500 as of the end of the second quarter of 2010.

Commenting on the preliminary results, Brad Pyatt, Chief Executive Officer said, "We are very pleased with the 300% revenue growth and over 10% margin improvement we achieved during the third quarter. Our expanding product line combined with the rapidly growing online and retail distribution has us well positioned for continued growth in the future."

Mr. Pyatt continued, "The growth of our brand recognition through our relationship with the UFC, MMA and our many sponsored athletes has been a true testament to our superior supplements and the dedication of our management team. However, we will not be satisfied until we have the number 1 product line of NSF and scientifically approved nutritional supplements that are 100% free of any banned substances. Our company was created to address all categories of an active lifestyle including muscle building, weight loss, and maintaining general fitness through a daily nutritional supplement regimen and we believe we have only begun to address this growing market opportunity."

--------------------------------------------------------------------------

About MusclePharm(R)

MusclePharm's (OTCBB:MSLP - News) Headquartered in Denver, Colorado, MusclePharm is a rapidly expanding healthy life-style company that develops and manufacturers a full line of NSF and scientifically approved, nutritional supplements that are 100% free of any banned substances. Based on years of research, MusclePharm products are created through an advanced six-stage research protocol involving the expertise of top nutritional scientists and field tested by more than 100 elite professional athletes from various sports including the NFL, MMA, and MLB. The Company's propriety and award winning products address all categories of an active lifestyle including muscle building, weight loss, and maintaining general fitness through a daily nutritional supplement regimen. MusclePharm is sold in over 120 countries and available in over 5,000 US retail outlets that include GNC, and Vitamin Shoppe, as well as over 100 online stores, including bodybuilding.com, Amazon and Vitacost.com. For more information, please visit www.musclepharm.com.